FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              BRIDGE BANCORP, INC.
             (Exact name of registrant as specified in its charter)
             New York                                    11-2934195
      (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)                 Identification No.)

              2200 MONTAUK HIGHWAY, BRIDGEHAMPTON, NEW YORK 11932
              (Address of Principal Executive Offices) (Zip Code)

                   Bridge Bancorp, Inc. Equity Incentive Plan
                            (Full title of the Plan)

                        Incentive Compensation Committee
                              Bridge Bancorp, Inc.
                              2200 Montauk Highway
                          Bridgehampton, New York 11932
                     (Name and address of agent for service)

                                 (516) 537-1000
           Telephone number, including area code, of agent for service

                         Calculation of Registration Fee
------------------------------------------------------------------------------------------
Title of                                                 Proposed
Securities                         Proposed              maximum              Amount of
to be          Amount to be        maximum offering      aggregate offering   registration
registered     registered <F1>     price per share <F2>  price <F2>           fee
------------------------------------------------------------------------------------------
Common         144,000             $68                   $8,745,552           $2,579.94
Stock par
value $5.00
per share

<F1>Represents maximum number of shares available for issuance under the Plan.

<F2>Estimated  solely for the  purpose of  calculating  the  registration  fee.
Calculation is based upon 14,400 shares granted in 1997 at the option exercise price per share of $20.33 and 15,000 shares granted in 1998 at the option exercise price per share of $44.00. The price per share for the 114,600 remaining shares has been calculated in accordance with Rule 457 (h) under the Securities Act of 1933 and is based upon the average of the bid and asked price per share of $68.00 as of April 22, 1998.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

     (1) The Registrant's Annual Report on Form 10KSB for the fiscal year ended December 31, 1997 (the "1997 Form 10-KSB");

     (2) Proxy Statement dated April 1, 1996 for the Annual Meeting of Stockholders held on April 30, 1996.

     (3) The description of Bridge Bancorp, Inc. Common Stock set forth in the Registrant's statement filed on Form 10, dated April 27, 1990, and the amendment thereto filed October 15, 1990.

All documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this registration statement.

Item 4. Description of Securities

         Not Applicable.

Item 5. Interests of Named Experts and Counsel.

         Not Applicable.

Item 6. Indemnification of Directors and Officers.

According to the New York Business Corporation Law (the "BCL") Sections 719-727, a New York corporation may indemnify an officer or director provided that the person seeking indemnification acted in good faith for a purpose he or she reasonably believed to be in the best interest of the corporation, and, in the case of a criminal proceeding, in addition if he or she had no reasonable grounds for believing that the conduct was unlawful.

The provisions of the BCL are non-exclusive and, within certain limitations, the BCL permits a New York corporation to grant broader indemnification provisions than those contained in the BCL. Article II of the Registrant's certificate of incorporation provides that a director shall not be personally liable to the Registrant or its shareholders for monetary damages because of his breach as a director unless:

     (A) such liability is based upon a judgement or other final adjudication adverse to him which establishes:

          (1) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law;

          (2) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or

          (3) that his acts violated Section 719 of the BCL; or

     (B) such  liability  is for any act or omission  preceding  the adoption of
Article II of the certificate of incorporation.

The Certificate of Incorporation states that if the BCL is amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of the Registrant, in addition to the limitation on personal liability provided for therein, shall be further limited to the fullest extent permitted by the amended BCL.

Article V of the Registrant's By-laws provides that any person who was, is, or is threatened to be made a party to any action or proceeding by reason of the fact that he is or was a director or officer of the Registrant or any other entity at the request of the Registrant, shall be indemnified by the Registrant against all judgements and fees unless prohibited by applicable law. Any indemnification provided for in Article V of the Registrant's By-laws shall be authorized in any manner provided by applicable law or, in the absence of such law by the Board of Directors or, in certain instances, the shareholders, upon a finding that there has been no judgement or other final adjudication adverse to the director or officer which establishes that his acts were committed in bad faith, the result of active and deliberate dishonesty or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

As permitted by the BCL, directors' and officers' liability insurance has also been obtained by the Registrant, the effect of which is to indemnify the directors and officers of the Registrant against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

Item 7. Exemption from Registration Claimed.

         Not Applicable

Item 8. Exhibits.

         The following exhibits are filed as part of this registration statement or incorporated by reference herein.

Exhibit
Number                           Description

4.1 Certificate of Incorporation of the Registrant (incorporated by reference to Registrant's amended Form 10, File No. 0-18546, filed October 15, 1990)

4.2 By-laws of the Registrant (incorporated by reference to Registrant's amended Form 10 File No. 0-18546, filed October 15,
                1990)

5.1             Opinion of Goetz & Mady-Grove

23.1            Consent of Arthur Andersen LLP

23.2            Consent of Goetz & Mady-Grove (included in Exhibit 5.1)

24.1 Powers of Attorney (see the signature page to this Form S-8 Registration Statement)

Item 9. Undertakings.


     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) - (g) Not Applicable

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) - (j) Not Applicable